UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Trex Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

TREX COMPANY, INC.

160 Exeter Drive

Winchester, Virginia 22603-8605

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 6, 2009

To our stockholders:

Notice is hereby given that the 2009 annual meeting of stockholders of Trex Company, Inc. will be held at Winchester Country Club, 1300 Senseny Road, Winchester, Virginia, on Monday, May 6, 2009, at 9:00 a.m., local time, for the following purposes:

1.	to consider and vote upon a proposal to elect two directors of Trex Company;

2.	to consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as Trex Company’s independent registered public accounting firm for the 2009 fiscal year; and

3.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 16, 2009 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend this meeting.

We have elected to adopt the new Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) to our stockholders instead of a paper copy of this proxy statement and our 2008 Annual Report. The Notice of Availability contains instructions on how to access and review those documents over the internet. We believe that this new process will allow us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. Stockholders who receive a Notice of Availability by mail and would like to receive a printed copy of our proxy materials, should follow the instructions for requesting such materials included on the Notice of Availability.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. To vote, please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your Notice of Availability. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person.

By Order of the Board of Directors,

Lynn E. MacDonald

Secretary

Dated: March 26, 2009

TREX COMPANY, INC.

160 Exeter Drive

Winchester, Virginia 22603-8605

Annual Meeting of Stockholders

May 6, 2009

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Trex Company, Inc. for use at Trex Company’s 2009 annual meeting of stockholders to be held at Winchester Country Club, 1300 Senseny Road, Winchester, Virginia, on Monday, May 6, 2009, at 9:00 a.m., local time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

Record Date and Voting Securities

Only stockholders of record at the close of business on March 16, 2009, the record date for the annual meeting (the “record date”), will be entitled to notice of and to vote at the annual meeting. As of the record date we had 15,396,583 shares of common stock outstanding, which are our only securities entitled to vote at the annual meeting, each share being entitled to one vote.

A list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at Trex Company’s offices at 160 Exeter Drive, Winchester, Virginia, and at the time and place of the meeting during the whole time of the meeting.

Electronic Notice and Mailing

Notice of Trex Company’s annual meeting was mailed on or about March 26, 2008 to all stockholders as of the record date.

Those stockholders entitled to vote may vote their shares via the Internet, telephone or mail, following the instructions printed on the Notice of Availability or Proxy Card.

Stockholders who receive a Notice of Availability and would like to receive a printed copy of our proxy materials should follow the instructions for requesting such materials included in the Notice of Availability.

From the date of the mailing of the Notice of Availability until the conclusion of the annual meeting, all of the proxy materials will be accessible on Trex Company’s web site at http://trex.com/2009proxy.

Revocability of Proxies

Stockholders who execute proxies may revoke them by giving written notice to our Corporate Secretary any time before such proxies are voted. Attendance at the annual meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the annual meeting at any time prior to the voting of the proxy at the annual meeting.

Other Matters

The board of directors does not know of any matter that is expected to be presented for consideration at the annual meeting, other than the election of directors and ratification of the appointment of our independent registered public accounting firm for the current fiscal year. However, if other matters properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

Solicitation Expenses

We will bear the cost of the annual meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses. In addition, we have retained Broadridge Financial Solutions, Inc., or Broadridge, to assist in the mailing, collection, and administration of the proxy.

The annual report to stockholders and the 2008 Form 10-K are not proxy soliciting materials.

Voting Procedures; Abstentions

All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by our board of directors intend to vote FOR the nominees for election of our directors listed herein, and FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

A majority of the outstanding shares of common stock entitled to vote on the record date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting and any adjournment or postponement thereof. Abstentions and broker non-votes (which occur with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given) will be counted as present or represented for purposes of establishing a quorum for the transaction of business.

Abstentions and broker non-votes will have no effect on the election of directors, which is by plurality of the votes cast in person or by proxy.

Abstentions and broker non-votes will have no effect on the proposed ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, as this item requires the affirmative vote of a majority of shares of common stock cast in person or by proxy.

EXECUTIVE OFFICERS

See “Executive Officers and Directors” in Part I, Item 1 of our Report on Form 10-K for the information about our executive officers, which is incorporated herein by reference.

SECURITY OWNERSHIP

The following table presents, as of February 24, 2009, information based upon Trex Company’s records and filings with the SEC regarding beneficial ownership of its common stock by the following persons:

•	each person known to Trex Company to be the beneficial owner of more than 5% of the common stock;

•	each director and each nominee to the board of directors;

•	each executive officer of Trex Company named in the Summary Compensation Table following the Compensation Discussion and Analysis section of this proxy statement; and

•	all directors and executive officers of Trex Company as a group.

As of February 24, 2009, there were 15,396,583 shares of common stock outstanding.

The following information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is presented following the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Carl W. Knobloch, Jr.	1,436,240	9.3
Emily C. Knobloch William R. Knobloch P.O. Box 1530 Wilson, Wyoming 83014
Royce & Associates, LLC	1,074,600	7.0
1414 Avenue of Americas New York, New York 10019
O’Shaughnessy Asset Management, LLC	1,005,137	6.5
6 Suburban Avenue Stamford, CT 06901
Pzena Investment Management, LLC	862,956	5.6
120 West 45th Street, 20th Floor New York, New York 10036
Barclays Global Investors UK Holdings LTD	783,560	5.1
1 Churchill Place Canary Wharf London X0 E14 5HP
Anthony J. Cavanna (1)	741,253	4.8
Andrew U. Ferrari	686,961	4.5
Ronald W. Kaplan	193,242	1.3
William R. Gupp	101,654	*
James E. Cline	60,164	*
Harold F. Monahan (2)	54,799	*
F. Timothy Reese	46,321	*
William H. Martin, III (3)	44,794	*
William F. Andrews	36,379	*
Paul A. Brunner	29,047	*
Patricia B. Robinson	22,492	*
Jay M. Gratz	17,312	*
Frank H. Merlotti, Jr.	12,644	*
All directors and executive officers as a group (13 persons)	2,047,062	13.2

*	Less than 1%.

(1)	Mr. Cavanna’s last day of service on the board of directors of Trex Company was May 6, 2008.

(2)	Mr. Monahan’s last day of employment with Trex Company was March 10, 2008.

(3)	Mr. Martin’s last day of service on the board of directors of Trex Company was May 6, 2008.

The percentage of beneficial ownership as to any person as of February 24, 2009 is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after February 24, 2009, by the sum of the number of shares outstanding as of February 24, 2009 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after February 24, 2009. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, Trex Company believes that the beneficial owners of Trex Company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

The information concerning Carl W. Knobloch, Jr., Emily C. Knobloch and William R. Knobloch is based on a Schedule 13G/A filed with the SEC on January 25, 2008 and was confirmed unchanged as of February 24, 2009. Carl W. Knobloch, Jr. reports that he may be deemed to have sole voting power and dispositive power with respect to 73,334 of the shares shown and shared voting power and dispositive power with respect to 1,362,906 of the shares shown. Emily C. Knobloch reports that she may be deemed to have shared voting power and dispositive power with respect to 980,647 of the shares shown. William R. Knobloch reports that he may be deemed to have shared voting power and dispositive power with respect to 586,638 of the shares shown and sole voting power and dispositive power with respect to 382,259 of the shares shown. Each such reporting person disclaims beneficial ownership of any shares held in trust for which the reporting person is not a trustee.

The information concerning Royce & Associates LLC is based on a Schedule 13G/A filed with the SEC on January 30, 2009, in which the reporting person reports that it has sole voting and dispositive power with respect to all of the shares shown.

The information concerning O’Shaughnessy Asset Management, LLC is based on a Schedule 13G filed with the SEC on January 12, 2009, in which the reporting person reports that it has sole voting power and sole dispositive power with respect to all of the shares shown.

The information concerning Pzena Investment Management, LLC is based on a Schedule 13G/A filed with the SEC on February 17, 2009, in which the reporting person reports that it has sole voting power with respect to 677,981 of the shares shown and sole dispositive power with respect to all of the shares shown.

The information concerning Barclay’s Global Investors UK Holdings LTD is based on a Schedule 13F-HR filed with the SEC on February 12, 2009, in which the reporting person reports that it has sole voting power with respect to 720,902 of the shares shown and no voting power with respect to 62,658 of the shares shown.

The shares of common stock shown as beneficially owned by Mr. Cavanna include 129,571 shares of common stock that Mr. Cavanna has the right to purchase as of or within 60 days after February 24, 2009 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Ferrari include 18,884 shares of common stock that Mr. Ferrari has the right to purchase as of or within 60 days after February 24, 2009 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Kaplan include 61,243 shares of common stock that Mr. Kaplan has the right to purchase as of or within 60 days after February 24, 2009 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Gupp include 52,960 shares of common stock that Mr. Gupp has the right to purchase as of or within 60 days after February 24, 2009 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Monahan include 53,799 shares of common stock that Mr. Monahan has the right to purchase as of or within 60 days after February 24, 2009 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Cline include 17,255 shares of common stock that Mr. Cline has the right to purchase as of or within 60 days after February 24, 2009 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Reese include 12,148 shares of common stock that Mr. Reese has the right to purchase as of or within 60 days after February 24, 2009 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Martin include 35,964 shares of common stock that Mr. Martin has the right to purchase as of or within 60 days after February 24, 2009 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Andrews include 24,379 shares of common stock that Mr. Andrews has the right to purchase as of or within 60 days after February 24, 2009 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Brunner include 29,047 shares of common stock that Mr. Brunner has the right to purchase as of or within 60 days after February 24, 2009 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Ms. Robinson include 22,492 shares of common stock that Ms. Robinson has the right to purchase as of or within 60 days after February 24, 2009 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Gratz include 17,312 shares of common stock that Mr. Gratz has the right to purchase as of or within 60 days after February 24, 2009 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Merlotti include 12,644 shares of common stock that Mr. Merlotti has the right to purchase as of or within 60 days after February 24, 2009 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by all directors and executive officers as a group include a total of 487,698 shares of common stock that they have the right to purchase as of or within 60 days after February 24, 2009 pursuant to the exercise of stock options.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election as Directors

Trex Company’s certificate of incorporation provides that the board of directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The current terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of stockholders in 2010 and at the annual meeting of stockholders in 2011, respectively. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

In accordance with the recommendation of the nominating/corporate governance committee, Frank H. Merlotti, Jr. and Patricia B. Robinson have been nominated by the board of directors for election to the class with a three-year term that will expire at the annual meeting of stockholders in 2012. Both of the nominees are incumbent directors. Mr. Merlotti has served on the board of directors since his appointment as a director in February 2006. Ms. Robinson has served on the board of directors since her appointment as a director in November 2000.

Approval of Nominees

Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees. If any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the board of directors may recommend. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director.

The board of directors unanimously recommends that the stockholders of Trex Company vote FOR the election of the nominees to serve as directors.

Information About Nominees and Continuing Directors

Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.

Nominees for Election for Three-Year Terms

Name	Age	Director Since
Frank H. Merlotti, Jr.	58	2006
Patricia B. Robinson	56	2000

Frank H. Merlotti, Jr. has served, since October 2006, as President of Steelcase Design Group, the North American business unit of Steelcase, Inc., a manufacturer of office furniture and furniture systems, and served as President of Steelcase North America from September 2002 through September 2006. Mr. Merlotti served as President and Chief Executive Officer of G&T Industries, a manufacturer and distributor of fabricated foam and soft-surface materials for the marine, office furniture and commercial building industries, from August 1999 to September 2002. From 1991 through 1999, Mr. Merlotti served as President and Chief Executive Officer of Metropolitan Furniture Company, a Steelcase Design Partnership company. From 1985 through 1999, Mr. Merlotti served as General Manager of the Business Furniture Division of G&T Industries.

Patricia B. Robinson has been an independent consultant since 1999. From 1977 to 1998, Ms. Robinson served in a variety of positions with Mead Corporation, a forest products company, including President of Mead School and Office Products, Vice President of Corporate Strategy and Planning, President of Gilbert Paper, Plant Manager of a specialty machinery facility and Product Manager for new packaging product introductions. Ms. Robinson received a B.A. degree in economics from Duke University and an M.B.A. degree from the Darden School at the University of Virginia.

Directors Whose Terms Expire in 2010

Name	Age	Director Since
William F. Andrews	77	1999
Paul A. Brunner	73	2003
Andrew U. Ferrari	62	1998

William F. Andrews has served as Chairman of Katy Industries, Inc., a manufacturer of maintenance and electrical products, since October 2001, and as Chairman of the Singer Sewing Company, a manufacturer of sewing machines, since 2004. Mr. Andrews served as Chairman of Corrections Corporation of America from 2000 to 2008 and is now the Chairman of the Executive Committee of the Board. Mr. Andrews has been a Principal of Kohlberg & Company, a venture capital firm, since 1994, and served as Chairman of Allied Aerospace Company from 2000 to 2006. Prior to 2002, he served in various positions, including Chairman of Scovill Fasteners Inc.; Chairman of Northwestern Steel and Wire Company; Chairman of Schrader-Bridgeport International, Inc.; Chairman, President and Chief Executive Officer of Scovill Manufacturing Co., where he worked for over 28 years; Chairman and Chief Executive Officer of Amdura Corporation; Chairman of Utica Corporation; and Chairman, President and Chief Executive Officer of Singer Sewing Company. Mr. Andrews also serves as a director of Black Box Corporation and O’Charley’s Restaurants. Mr. Andrews received a B.S. degree in business administration from the University of Maryland and an M.B.A. degree in marketing from Seton Hall University.

Paul A. Brunner is President and Chief Executive Officer of Spring Capital Inc., a merchant bank, which he founded in 1985. From 1982 to 1985, Mr. Brunner served as President and Chief Executive Officer of U.S. Operations of Asea-Brown Boveri, a multi-national Swiss manufacturer of high technology products. In 1967, he joined Crouse Hinds Company, a manufacturer of electronics and electronic equipment, and through 1982 held various positions with that company, including President and Chief Operating Officer, Executive Vice President of Operations, Vice President of Finance and Treasurer, and Director of Mergers and Acquisitions. From 1959 to 1967, he worked for Coopers & Lybrand, an international accounting firm, as an audit supervisor. Mr. Brunner is a Certified Public Accountant. He received a B.S. degree in accounting from the University of Buenos Aires and an M.B.A. degree in management from Syracuse University.

Andrew U. Ferrari has served as Chairman of Trex Company since January 2008. Mr. Ferrari served as Chief Executive Officer of Trex Company from August 2007 through December 2007, and as President and Chief Operating Officer of Trex Company from August 2005 through July 2007. From March 2003 until August 2005, Mr. Ferrari was a marketing and business development consultant. Mr. Ferrari served as Executive Vice President of Marketing and Business Development of Trex Company from October 2001 through March 2003, and of TREX Company, LLC, which was Trex Company’s wholly-owned subsidiary until December 31, 2002, from October 2001 through December 2002. He served as Executive Vice President of Sales and Marketing of Trex Company from September 1998 to October 2001, and of TREX Company, LLC from August 1996 to October 2001. From 1989 to 1996, Mr. Ferrari held various positions with Mobil Chemical, including Director of Sales and Marketing of the Composite Products Division, New Business Manager, and Marketing Director of the Consumer Products Division. Mr. Ferrari received a B.A. degree in economics from Whitman College and an M.B.A. degree from Columbia University.

Directors Whose Terms Expire in 2011

Name	Age	Director Since
Jay M. Gratz	56	2007
Ronald W. Kaplan	57	2008

Jay M. Gratz is retired. From 1999 through October 2007, Mr. Gratz served as Executive Vice President and Chief Financial Officer of Ryerson Inc., a metals processor and distributor, and as President of Ryerson Coil Processing Division from November 2001 until October 2007. Mr. Gratz served as Vice President and Chief Financial Officer of Inland Steel Industries from 1994 through 1998, and served in various other positions, including Vice President of Finance, within that company since 1975. Mr. Gratz is a Certified Public Accountant. He received a B.A. degree in economics from State University of New York in Buffalo and a Masters degree in management from Northwestern University Kellogg Graduate School of Management.

Ronald W. Kaplan has served as President and Chief Executive Officer of Trex Company since January 2008. From February 2006 through December 2007, Mr. Kaplan served as Chief Executive Officer of Continental Global Group, Inc., a manufacturer of bulk material handling systems. From July 2005 to February 2006, Mr. Kaplan was an independent consultant. From 1979 to July 2005, he was employed by Harsco Corporation, an international industrial services and products company, at which he served in a number of capacities, including as Senior Vice President-Operations, and, from 1994 through June 2005, as President of Harsco’s Gas Technologies Group, which manufactures containment and control equipment for the global gas industry. Mr. Kaplan received a B.A. in economics from Alfred University and an M.B.A. degree from the Wharton School of Business, University of Pennsylvania.

Board of Directors and Committees of the Board of Directors

The board of directors currently consists of seven directors. The board of directors has a standing audit committee, a standing compensation committee and a standing nominating/corporate governance committee. The board of directors held seven meetings during Trex Company’s 2008 fiscal year. During 2008, each director, with the exception of Mr. Merlotti, attended at least 75% of the aggregate of the total number of meetings of the board of directors and of each committee of the board of directors on which such director served. Mr. Merlotti attended 74% of the aggregate of the total number of meetings of the board of directors and of each committee of the board of directors on which he served.

It is Trex Company’s policy that all directors should attend the annual meetings of Trex Company’s stockholders. All of the directors serving on the board of directors at that time, with the exception of Mr. Merlotti, attended the annual meeting of stockholders in 2008.

Director Independence. The board of directors has affirmatively determined that all of the current directors, other than Andrew U. Ferrari, who is Trex Company’s Chairman, and Ronald W. Kaplan, who is Trex Company’s President and Chief Executive Officer, are “independent” of Trex Company within the meaning of the rules governing companies listed on the New York Stock Exchange. For a director to be “independent” under the NYSE rules, the board of directors must affirmatively determine that the director has no material relationship with Trex Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with Trex Company.

The board of directors has adopted the following categorical standards of independence to assist it in determining whether a director has a material relationship with Trex Company. The following relationships between a director and Trex Company will not be considered material relationships that would preclude a finding by the board of directors that the director is independent under the NYSE rules:

•

employment of the director or the director’s immediate family member by another company that makes payments to, or receives payments from, Trex Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

•

a relationship of the director or the director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which Trex Company or any of its subsidiaries has made charitable contributions of not more than $50,000 annually in any of the last three years.

Consistent with the NYSE rules, Trex Company’s corporate governance principles require Trex Company’s non-management directors to meet at least once each quarter without management present and, if the group of non-management directors includes any director who is not independent under NYSE rules, to meet at least once each year with only the independent directors present. Trex Company’s non-management directors held four executive sessions in 2008, and the independent directors held one executive session in 2008. The role of presiding director for each such executive session of directors rotates among members in succession, as determined by the members. The presiding director for each meeting is responsible for advising the chairman of the board of decisions reached, and of recommendations for action by the board of directors made, at such meeting.

Audit Committee. The audit committee of the Trex Company board of directors is a standing committee composed of three non-employee directors who meet the independence and expertise requirements of the NYSE listing standards. Pursuant to SEC rules, the board of directors has designated Paul A. Brunner as its “audit committee financial expert,” as such term is defined for purposes of Item 407 of Regulation S-K promulgated by the SEC, and is independent of management.

The audit committee, which held eight meetings during 2008, currently consists of Mr. Brunner, who is the chairman, Mr. Gratz and Mr. Merlotti. Mr. Martin served on the audit committee until his retirement in May 2008. The audit committee operates under a written charter that is reviewed annually. The audit committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing Trex Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of Trex Company’s system of internal controls over financial reporting and disclosure controls and procedures, reviewing the financial statements and other financial information included in Trex Company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to Trex Company’s code of conduct and ethics and other policies and procedures regarding adherence with legal requirements. The audit committee has the authority to retain and terminate any third-party consultants and to obtain advice and assistance from internal and external legal, accounting and other advisers. The audit committee is authorized to delegate its authority to subcommittees of the audit committee as determined to be necessary or advisable. A current version of the audit committee charter is available through Trex Company’s web site at http://www.trex.com.

Compensation Committee. The compensation committee of the Trex Company board of directors is a standing committee composed of four non-employee directors who meet the independence requirements of the NYSE listing standards. The compensation committee, which held eight meetings during 2008, currently consists of Mr. Andrews, who is the chairman, Mr. Gratz, Mr. Merlotti and Ms. Robinson.

The compensation committee operates under a written charter that is reviewed annually. Pursuant to its charter, the principal functions of the compensation committee are to review and approve the compensation and benefits of Trex Company’s Chief Executive Officer, or “CEO,” and the other executive officers named in the Summary Compensation Table following the Compensation Discussion and Analysis section of this proxy statement, or “named executive officers,” as well as Vice Presidents who report directly to the CEO, and to administer Trex Company’s employee benefit programs, including its 2005 Stock Incentive Plan, Profit Allocation Plan, 1999 Employee Stock Purchase Plan, Bonus Plan and other incentive compensation plans, benefits plans and equity-based plans. The compensation committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisers. See the Compensation Discussion and Analysis section of this proxy statement for information regarding the practices of the compensation committee, including the role of the executive officers and the compensation committee’s compensation consultant in determining or recommending the amount and form of compensation paid to the named executive officers. The compensation committee is authorized to delegate its authority to subcommittees of the compensation committee as determined to be necessary or advisable. A current version of the compensation committee charter is available through Trex Company’s web site at http://www.trex.com.

Nominating/Corporate Governance Committee. The nominating/corporate governance committee of the Trex Company board of directors is a standing committee composed of three non-employee directors who meet the independence requirements of the NYSE listing standards. The nominating/corporate governance committee operates under a written charter that is reviewed annually. A current version of the nominating/corporate governance committee charter is available through Trex Company’s web site at http://www.trex.com.

The nominating/corporate governance committee, which held five meetings during 2008, currently consists of Ms. Robinson, who is the chairman, Mr. Andrews and Mr. Brunner. Mr. Martin served on the nominating/corporate governance committee until his retirement in May 2008. This committee is responsible for recommending candidates for election to the board of directors and for making recommendations to the board of directors regarding corporate governance matters, including board size and membership qualifications, board committees, corporate organization, non-employee director compensation, succession planning for officers and key executives, programs for training and development of executive-level employees, and stockholder proposals regarding these matters. The nominating/corporate governance committee has the authority to retain and terminate any search firm engaged to identify director candidates, and to obtain advice and assistance from outside counsel and any other advisors, as it deems appropriate in its sole discretion. The nominating/corporate governance committee may form and delegate authority to subcommittees of the nominating/corporate governance committee as determined to be necessary or advisable.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was an officer or employee of Trex Company or any subsidiary of Trex Company during 2008. There are no interlock relationships as defined in the applicable SEC rules.

Director Nominations Policy

The board of directors has, by resolution, adopted a director nominations policy. The purpose of the nominations policy is to set forth the process by which candidates for possible inclusion in Trex Company’s recommended slate of director nominees are selected. The nominations policy is administered by the nominating/corporate governance committee of the board of directors.

The board of directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the board of directors, the nominating/corporate governance committee will take into account Trex Company’s current needs and the qualities needed for board service, including experience and achievement in business, finance, technology or other areas relevant to Trex Company’s activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; independence under SEC and NYSE rules; service on other boards of directors; sufficient time to devote to board matters; and ability to work effectively and collegially with other board members. In the case of incumbent directors whose terms of office are set to expire, the nominating/corporate governance committee will review such directors’ overall service to Trex Company during their term, including the number of meetings attended, level of participation, quality of performance and any transactions of such directors with Trex Company during their term. For those potential new director candidates who appear upon first consideration to meet the board’s selection criteria, the nominating/corporate governance committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The nominating/corporate governance committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, Trex Company’s advisers, and executive search firms. The committee will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. The nominating/corporate governance committee has used in the past, and may use in the future, the services of an executive search firm to help identify candidates for directors who meet the qualifications outlined above. The search firm screens the candidates, conducts reference checks, prepares a biography of each candidate for committee review and assists in arranging interviews. In making recommendations for director nominees for the annual meeting of stockholders, the nominating/corporate governance committee will consider any written recommendations of director candidates by stockholders received by the Secretary of Trex Company no later than 120 days before the anniversary of the previous year’s annual meeting of stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary.

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of Trex Company’s director nominations process. The nominating/corporate governance committee intends to review the nominations policy as it considers advisable and anticipates that modifications may be necessary from time to time as Trex Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The nominating/corporate governance committee may amend the nominations policy at any time.

Trex Company’s bylaws provide that any stockholder wishing to nominate persons for election as directors at an annual meeting must deliver to the Secretary of Trex Company at Trex Company’s principal office in Winchester, Virginia a written notice of the stockholder’s intention to make such a nomination. The stockholder generally is required to furnish the notice no earlier than 120 days and no later than 90 days before the first anniversary of the preceding year’s annual meeting. The notice must include the following information: (1) such information regarding each proposed nominee as would be required to be disclosed under SEC rules and regulations in solicitations of proxies for the election of directors in an election contest or otherwise; (2) the written consent of each proposed nominee to serve as a director of Trex Company; and (3) as to the stockholder giving the notice and the beneficial owner, if any, of common stock on whose behalf the nomination is made, (a) the name and address of record of such stockholder and the name and address of such beneficial owner, (b) the class and number of shares of Trex Company’s capital stock that are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of Trex Company’s capital stock entitled to vote at such meeting and intends to appear, in person or by proxy, at the meeting to propose such nomination and (d) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to (A) deliver a proxy statement or form of proxy to holders of at least the percentage of Trex Company’s outstanding capital stock required to elect the nominee or (B) otherwise solicit proxies for stockholders in support of such nomination. Trex Company may require any proposed nominee to furnish such other information as Trex Company may reasonably require to determine the eligibility of such proposed nominee to serve as a director of Trex Company.

Communications With the Board of Directors

The board of directors welcomes communications from its stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Stockholders and other interested parties may communicate any concerns they may have about Trex Company directly and confidentially to the full board of directors, to the non-management directors as a group, or to any individual director, at the following address: Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary. A stockholder or other interested party may also call Trex Company’s governance hotline at 1-800-719-4916 and press “2” for Trex Company’s Secretary. An independent third-party vendor maintains Trex Company’s governance hotline, and all calls are forwarded to Trex Company’s Secretary. To maintain the caller’s anonymity, calls are passed through proprietary filters to “mask” the caller’s voice and the originating phone number is removed from the associated audio file. A caller wishing to be identified may indicate his or her name in the message. If the caller wishes to submit relevant documents, the documents should be mailed to the following address: Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary. Trex Company’s Secretary will review and forward all stockholder communications and other communications from interested parties to the intended recipient, except for those communications that are outside the scope of board matters or duplicative of other communications by the applicable person.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Trex Company’s directors and executive officers and persons who own more than 10% of Trex Company’s common stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Trex Company. The reporting persons are required by rules of the SEC to furnish Trex Company with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to Trex Company for fiscal 2008 or written representations that no other reports were required, Trex Company believes that the foregoing reporting persons complied with all filing requirements for fiscal 2008.

Availability of Corporate Governance Principles, Code of Conduct and Ethics, and Committee Charters

Trex Company makes available on its web site at http://trex.com/governance/ and in paper form without charge, copies of its corporate governance principles, its code of conduct and ethics, and the charters of each standing committee of its board of directors. Requests for copies of these documents should be directed to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary.

Director Compensation

Non-employee directors of Trex Company receive cash and stock-based compensation under the Trex Company, Inc. Amended and Restated 1999 Incentive Plan for Outside Directors, or “Outside Director Plan.” The Outside Director Plan is administered by the nominating/corporate governance committee. All stock-based grants awarded as compensation to non-employee directors are issued under the Trex Company, Inc. 2005 Stock Incentive Plan, or “2005 Stock Incentive Plan,” which was approved by stockholders at Trex Company’s 2005 annual meeting.

The nominating/corporate governance committee is responsible for making recommendations to the board of directors regarding non-employee director compensation. In accordance with this authority, the nominating/corporate governance committee utilized the services of DolmatConnell & Partners, Inc. as the committee’s outside compensation consultant to advise the nominating/corporate governance committee on matters related to director compensation.

Trex Company’s director compensation program was developed in consultation with the compensation consultant in 2007 and was designed to deliver annual compensation at the median of Trex Company’s peer group, which was made up of 16 companies in both the construction and plastic products and consumer products industries that are similar in both revenues and market capitalization to Trex Company. See the Compensation Discussion and Analysis section of this proxy statement for a list of these 16 companies. Many of Trex Company’s key competitors are not included, since they are significantly larger, and thus do not provide an appropriate basis for comparison, or are divisions or subsidiaries of public companies, and therefore have not publicly released board compensation data. Under the program, annual non-employee director compensation is delivered approximately 45% in cash (depending on meeting attendance fees) and approximately 55% in stock-settled stock appreciation rights, or “SARs,” based on the Black-Scholes valuation model, which the board of directors believes appropriately balances remunerating Trex Company’s non-employee directors for their service and linking their compensation closely to returns to stockholders through the potential for enhanced value from future stock price appreciation. Directors may elect to receive additional SARs in lieu of cash payments. Directors are also reimbursed for actual travel expenses.

The elements of the director compensation package are as follows:

•	Upon initial appointment to the board of directors, non-employee directors will receive awards of SARs valued at $28,800 (based on the Black-Scholes valuation model of Trex Company shares).

•

For service on the board of directors, each non-employee director receives an annual retainer of $24,000, a $1,000 meeting fee for each in-person meeting attended, a $500 fee for each telephonic meeting and an annual award of SARs valued at $28,800 (based on the Black-Scholes valuation model of Trex Company shares). Any non-employee director who serves as chairman of the board will receive (a) $54,000, in lieu of the $24,000 annual retainer, (b) $25,361, payable in cash, in lieu of the annual award of SARs, and (c) meeting fees as applicable to the other non-employee directors.

•

Each member of the audit committee (other than the chairman) receives an annual committee retainer of $6,500, each member of the compensation committee (other than the chairman) receives an annual committee retainer of $4,000, and each member of the nominating/corporate governance committee (other than the chairman) receives an annual committee retainer of $3,500.

•

The chairman of the audit committee receives an annual committee fee of $12,500, and the chairmen of the compensation and the nominating/corporate governance committees receive an annual committee fee of $7,500.

•

Each committee member on any of the committees, including the chairman of the committee, receives a $1,000 meeting fee for a special meeting not held in conjunction with a scheduled board of directors meeting, and a $500 fee for each telephonic meeting not held in conjunction with a telephonic board of directors meeting.

•

The $24,000 annual director fee and the annual committee fees are paid in the form of cash or grants of SARs (based on the Black-Scholes valuation model of Trex Company shares), or a combination of these forms of consideration, based on the percentages of the forms of consideration elected by the serving director, in four equal quarterly installments in arrears on the first business day following each quarter of the fiscal year in which the eligible director completes board or committee service. The fiscal year of the Outside Director Plan is July 1 through June 30.

•	The annual grants of SARs are made in arrears on the date of the first regularly scheduled board of directors meeting after June 30 of each year.

•	All grants of SARs vest immediately upon grant and have a term of ten years (provided that the term is extended for one year if the director dies during the tenth year of the SAR term).

•	All fees described above paid in arrears are pro-rated for any partial periods served.

Unless and until the board of directors determines otherwise, stock-based grants under the Outside Director Plan will be made in the form of SARs.

The exercise price per share of a SAR is the fair market value of the common stock on the SAR grant date, which is equal to the closing sale price of the common stock on the NYSE on that date. Upon exercise of a SAR, the non-employee director will be entitled to receive a number of shares of common stock with a value based on the excess of the fair market value of the common stock on the exercise date over the fair market value of the common stock on the grant date.

Upon the termination of a non-employee director’s service for any reason (other than for cause), the director will have the right, at any time within five years after the date of termination of service and before the termination of the SAR, to exercise any SAR held by the director on the service termination date.

Trex Company does not provide pensions, medical benefits or other benefit programs to non-employee directors.

The table below shows compensation paid to the non-employee directors for their service in 2008.

2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	SAR Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William F. Andrews (2)	42,500	—	28,800	—	—	—	71,300
Paul A. Brunner (3)	12,500	—	64,300	—	—	—	76,800
Anthony J. Cavanna (4)	5,179	—	3,888	—	—	—	9,067
Andrew U. Ferrari (5)	12,680	—	45,000	—	—	—	57,680
Jay M. Gratz (6)	22,000	—	50,800	—	—	—	72,800
William H. Martin III (7)	13,228	—	35,404	—	—	—	48,632
Frank H. Merlotti Jr. (8)	42,500	—	28,800	—	—	—	71,300
Patricia B. Robinson (9)	43,000	—	28,800	—	—	—	71,800

(1)	The amounts in the “SAR Awards” column reflect the dollar amount of awards recognized for financial statement reporting purposes for 2008 in accordance with SFAS 123R, assuming no forfeitures. Further details regarding director equity awards can be found in the Director Equity Awards table below. Assumptions used in the calculation of these amounts are included in note 9 to Trex Company’s audited financial statements in the Form 10-K for the fiscal year ended December 31, 2008, or “2008 Form 10-K,” as filed with the SEC.

(2)	Mr. Andrews served as the chairman of the compensation committee and as a member of the nominating/corporate governance committee in 2008. Mr. Andrews did not elect to receive any of his cash compensation in the form of SARs.

(3)	Mr. Brunner served as the chairman of the audit committee and as a member of the nominating/corporate governance committee in 2008. Mr. Brunner elected to receive $35,500 of his cash compensation in the form of SARs, which were valued using the Black-Scholes method.

(4)	Mr. Cavanna served as a member of the board until his retirement on May 7, 2008. As of March 17, 2008, upon termination of his contract as Trex Company’s Interim Chief Financial Officer, Mr. Cavanna received director fees until his retirement from the board. Mr. Cavanna did not elect to receive any of his cash compensation in the form of SARs.

(5)	Mr. Ferrari resigned as Trex Company’s Chief Executive Officer, effective January 1, 2008, and began receiving director fees as a non-employee chairman of the board as of January 2, 2008. Mr. Ferrari elected to receive $45,000 of his cash compensation in the form of SARs, which were valued using the Black-Scholes method.

(6)	Mr. Gratz served as a member of the audit and compensation committees. Mr. Gratz elected to receive $22,000 of his cash compensation in the form of SARs, which were valued using the Black-Scholes method.

(7)	Mr. Martin served as a member of the audit committee and the nominating/corporate governance committee until his retirement from the board on May 7, 2008. Mr. Martin elected to receive $13,228 of his cash compensation in the form of SARs, which were valued using the Black-Scholes method.

(8)	Mr. Merlotti served as a member of the audit committee and the compensation committee in 2008. Mr. Merlotti did not elect to receive any of his cash compensation in the form of SARs.

(9)	Ms. Robinson served as the chairman of the nominating/corporate governance committee and as a member of the compensation committee in 2008. Ms. Robinson did not elect to receive any of her cash compensation in the form of SARs.

2008 DIRECTOR EQUITY AWARDS

Name	Grant Date		Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($) (2)
William F. Andrews	7/22/2008	(3)	5,938	10.61	28,800

Paul A. Brunner	4/1/2008	(4)	3,561	8.28	12,500
	7/1/2008	(4)	2,268	11.11	11,500
	7/22/2008	(3)	5,938	10.61	28,800
	10/1/2008	(4)	1,415	16.94	11,500

Anthony J. Cavanna	7/22/2008	(3)	802	10.61	3,888

Andrew U. Ferrari	4/1/2008	(4)	4,558	8.28	16,000
	7/1/2008	(4)	2,860	11.11	14,500
	10/1/2008	(4)	1,784	16.94	14,500

Jay M. Gratz	1/2/2008	(4)	1,643	8.52	6,063
	4/1/2008	(4)	1,656	$8.28	5,813
	7/1/2008	(4)	999	$11.11	5,063
	7/22/2008	(3)	5,938	$10.61	28,800
	10/1/2008	(4)	623	$16.94	5,063

William H. Martin III	1/2/2008	(4)	1,558	$8.52	5,750
	4/1/2008	(4)	1,567	$8.28	5,500
	7/1/2008	(4)	390	$11.11	1,978
	7/22/2008	(3)	4,572	$10.61	22,176

Frank H. Merlotti Jr.	7/22/2008	(3)	5,938	$10.61	28,800

Patricia B. Robinson	7/22/2008	(3)	5,938	$10.61	28,800

(1)	All grants of SARs vest immediately upon grant and have a term of ten years (provided that the term is extended for one year if the director dies during the tenth year of the SAR term).

(2)	Represents the grant date fair value of the award determined in accordance with SFAS 123R, assuming no forfeitures. Assumptions used in the calculation of these amounts are included in note 9 to Trex Company’s audited financial statements in the 2008 Form 10-K.

(3)	Reflects annual award of SARs to the board of directors.

(4)	Reflects an award of SARs received in lieu of a percentage of cash compensation as elected by the director at the beginning of the fiscal year.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes Trex Company’s compensation program for its named executive officers, who are the Chief Executive Officer, or “CEO,” the Chief Financial Officer, or “CFO,” and the three other highest paid named executive officers. The discussion focuses on the compensation program in effect for the 2008 fiscal year, although we also discuss changes made to the program in 2009. We explain why we believe the program is appropriate for Trex Company and its stockholders, and we discuss the methodology for determining appropriate and competitive levels of compensation. Details of compensation paid to the named executive officers can be found in the tables below.

What person or group is responsible for determining the compensation levels of named executive officers?

The Role of the Committee. The compensation committee, pursuant to its charter, reviews and approves the compensation, including base salary, and annual and long term incentive compensation, of Trex Company’s CEO and the other named executive officers, as well as Vice Presidents who report directly to the CEO. Additionally, the compensation committee administers Trex Company’s employee benefit programs, including its 2005 Stock Incentive Plan, Profit Allocation Plan, 1999 Employee Stock Purchase Plan, Bonus Plan and other incentive compensation plans, benefit plans and equity-based plans.

The Role of Consultants. The compensation committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisers. The compensation committee has the authority to compensate its outside advisers without obtaining approval of the board of directors. In accordance with this authority, the compensation committee utilized the services of DolmatConnell & Partners, Inc. as the committee’s outside compensation consultant to advise the compensation committee on matters related to CEO and other named executive officer compensation. Representatives of DolmatConnell & Partners attended, in person or via telephone, three compensation committee meetings at the request of the compensation committee in 2008.

The consultant’s assignments are determined by the chairman of the compensation committee. At the request of the chairman, the current consultant recommends the peer group of companies and compensation surveys to be used for the competitive analyses, prepares the market analysis of both named executive officer and board compensation, prepares a financial analysis of Trex Company’s performance vis-à-vis the peer group and analyzes the relationship between CEO pay and company performance, constructs market competitive ranges of pay opportunity for base salaries, bonus targets, and long-term incentive awards for named executive officers, and reviews the bonus and long-term incentive plans for linkage to key business objectives and company performance. The consultant advises the compensation committee as to the compensation of officers of Trex Company’s peer group, but does not recommend any specific pay level changes for named executive officers.

The Role of Executives. Trex Company’s CEO and Vice President of Human Resources and Administration, or “VP of Human Resources,” are actively involved in the executive compensation process. Historically, the CEO reviews the performance of each of the named executive officers (other than his own performance) and, within the defined program parameters, recommends to the compensation committee base salary increases and bonus and long-term incentive awards for such individuals. He provides the compensation committee with both short-term and long-term recommended financial performance goals for Trex Company that are used to link pay with performance. The CEO also provides his views to the compensation committee and the consultant with respect to the executive compensation program’s ability to attract, retain and motivate the level of executive talent necessary to achieve Trex Company’s business goals. The VP of Human Resources advises the CEO of her views with respect to the performance of the executive team, works with the CEO to develop the recommended base salary increases, bonus levels and long-term incentive awards, and provides analysis on the ability of the executive compensation program to attract, retain, and motivate Trex Company’s executive team and potential executive hires. The CEO and the VP of Human Resources often attend the meetings of the compensation committee, but do not participate in the compensation committee’s executive sessions.

What are Trex Company’s executive compensation principles and objectives?

The compensation committee believes that the goals of the total compensation program for named executive officers should be designed to attract, motivate, and retain key talent to promote the long-term success of Trex Company, and to balance these objectives with a strong link to stockholder return and other measures of performance that drive total stockholder return.

Trex Company’s overall executive compensation philosophy is that pay should be competitive with the relevant market for executive talent, be performance-based, vary with the attainment of specific objectives, and be closely aligned with the interests of Trex Company’s stockholders. The core principles of Trex Company’s executive compensation program include the following:

•

Pay competitively: The compensation committee believes in positioning executive compensation at competitive levels necessary to attract and retain exceptional leadership talent. An individual’s performance and importance to Trex Company can result in that individual’s total compensation being higher or lower than Trex Company’s target market position. The compensation committee regularly utilizes the assistance of a compensation consultant to provide information on market practices, programs, and compensation levels.

•

Pay-for-performance: The compensation committee structures executive compensation programs to balance annual and long-term corporate objectives, including specific measures which focus on financial performance, with the goal of fostering stockholder value creation in the short- and long-term.

•

Create an ownership culture: The compensation committee believes that using compensation to instill an ownership culture effectively aligns the interests of management and the stockholders. To promote this alignment, the compensation committee granted equity-based compensation in 2008, including SARs, and time-based restricted shares, or “restricted shares,” to provide incentives for named executive officers to enhance stockholder value.

•

Utilize a total compensation perspective: The compensation committee considers all of the compensation components—base salary, annual incentives, long-term incentives, and benefits and perquisites—in total.

•

Improved financial performance: Since mid-2005, Trex Company has been pursuing strategies intended to improve its financial performance by expanding its product offerings, enhancing its sales channels, improving production performance, including quality, efficiency and capacity, and lowering costs. The compensation committee believes in utilizing a compensation program that appropriately rewards executives for the achievement of these objectives.

The CEO and the compensation committee regularly review the executive compensation program and philosophy to assess whether the program promotes the objectives of enabling Trex Company to attract and retain exceptionally talented executives and to link total compensation to Trex Company’s ability to meet its annual financial and non-financial goals and, in the longer term, to produce enhanced levels of total stockholder return. Such a review was undertaken in the third quarter of 2006 and the first quarter of 2008. Although, following these reviews, no changes were made to our executive compensation philosophy, which the compensation committee believes is based on appropriate principles, programmatic changes were implemented in December 2006 and February 2008 to enhance consistency of the various compensation elements with the program’s philosophy.

How do we determine executive pay?

Benchmarking: The compensation committee believes that relying solely on an internal equity-based approach could lead Trex Company to pay either too much or too little relative to the market for executive talent. Therefore, Trex Company benchmarks all elements of total direct compensation, which consist of base salary, target annual cash bonus, target total cash compensation, and all forms of long-term incentives to the competitive marketplace. Trex Company benchmarks its named executive officer compensation because the compensation committee believes this is the best way to determine whether such compensation is competitive with Trex Company’s labor market for executive talent.

Trex Company compares both its levels of executive compensation and its financial performance, for executive compensation purposes, to a peer group consisting of two sets of companies: a set of companies from the construction and plastic-products industry and a set of companies from the consumer products industry.

The companies that make up Trex Company’s peer group were selected based on six primary criteria:

1.	companies that an outsider, with no knowledge of Trex Company’s internal deliberations on the topic, would agree offer reasonable comparisons for pay and performance purposes (with Trex Company’s primary product competitors, which are either subsidiaries or divisions of much larger public companies or much smaller public companies, being considered inappropriate for comparative purposes);

2.	companies that generally overlap with the labor market for talent, but may not be identical, as Trex Company has hired many executives from consumer products firms to help it build the strong brand identity that Trex Company has developed and seeks to maintain;

3.	companies with revenue and market capitalization approximately one-half to two times Trex Company’s revenue and market capitalization, of which approximately 50% have higher revenue and market capitalization and 50% have lower revenue and market capitalization than Trex Company (at the time of selection in 2006), with modest exceptions allowed for industry leaders;

4.	companies whose business model, characteristics, growth potential, and human capital intensity are similar, though not necessarily identical, to those of Trex Company;

5.	public companies based in the United States whose compensation and firm financial data are available in proxy statements and Form 10-K filings; and

6.	companies that are large enough to have similar executive positions, to ensure statistical significance.

Based upon these criteria, the peer group of companies selected by the compensation committee in 2006 and used again in 2008, which we refer to as the “peer group,” consist of the following companies:

Deltic Timber Corp.	Movado Group Inc.
ElkCorp.	Raven Industries Inc.
Flexsteel Industries Inc.	RC2 Corp.
Hooker Furniture Corp.	Restoration Hardware Inc.
Insteel Industries	Russ Berrie & Co. Inc.
Kadant Inc.	Simpson Manufacturing Co. Inc.
Lamson & Sessions Co.	Steinway Musical Instruments Inc.
Lifetime Brands Inc.	US Concrete Inc.

In addition to peer group data, executive compensation was benchmarked in 2006 against compensation surveys published by Towers Perrin.

Trex Company’s targeted market position is the position at which the company desires to compensate its named executive officers relative to the peer group and executive compensation surveys used in the benchmarking process. To incentivize short-term performance, Trex Company’s targeted market position for base salaries is to approximate the market 50th percentile and for target total cash compensation is to approximate the market 60th percentile. Annual long-term incentive awards are targeted at the 50th percentile of the market. Based on the last executive compensation benchmarking, completed in 2006 by DolmatConnell & Partners at the request of the compensation committee, and weighting the peer group data at 50% and the Towers Perrin compensation survey data at 50%, the market positioning of Trex Company for its named executive officers program was as follows:

Market Position for Executive Compensation
	Actual (2006 Analysis)	Target (2008)
Base salary	50th percentile	50th percentile
Target total cash compensation (salary and targeted bonus)	50th percentile	60th percentile
Long-term incentives	40th percentile	50th percentile

These targeted positions are an average for the executive team, but may vary by individual. In addition, new-hire or promotional awards, as well as retention awards, may be positioned above the targeted market position. We discuss any such material deviations for any particular named executive officer below.

Trex Company’s compensation committee seeks to balance providing competitive compensation with avoiding excessive shareholder dilution. As a result, the targeted competitive positioning of the company’s long-term incentive grants may be lower than the stated philosophy from time to time if the compensation committee changes targeted award values to adjust for fluctuations in Trex Company’s share price, minimize dilution, or conserve shares available for grant.

In February 2009, the compensation committee revised Trex Company’s peer group of companies, based upon the recommendation of DolmatConnell & Partners, who conducted a periodic reassessment of the peer group, using the six criteria described above and taking into account companies that dissolved or merged since 2006. The revised list of peer group companies is:

American Woodmark Corp.	Polypore International, Inc.
Deltic Timber Corp.	Raven Industries Inc.
Hooker Furniture Corp.	RC2 Corp.
Insteel Industries, Inc.	Smith & Wesson Holding Corp.
Kadant Inc.	Stanley Furniture Co., Inc.
K-Swiss, Inc.	Steinway Musical Instruments Inc.
Landeck Corp.	Sturm, Ruger & Co., Inc.
Movado Group Inc.	Volcom, Inc.
National Presto Industries, Inc.	Zoltek Corp.
Park Electrochemical Corp.

Using compensation information from the revised peer group of companies weighted at 75%, and compensation information from a composite of executive compensation surveys weighted at 25%, DolmatConnell undertook an executive compensation benchmarking which was reported to the compensation committee in February 2009. Based on this benchmarking, the market positioning of Trex Company for its named executive officers program was as follows:

Target (2009)
Base salary	50th percentile
Target total cash compensation (salary and targeted bonus)	50th percentile
Long-term incentives	75th percentile

What are the elements of executive compensation (what), why do we use these elements (why), how are the elements’ values determined (how determined), and, if applicable, what are the mechanics of each program (program mechanics)?

Short-Term Compensation Elements

We believe that it is necessary to provide short-term compensation elements, because short-term incentives provide an immediate benefit paid in cash based on the achievement of immediate results, thereby promoting the achievement of short-term goals.

Base Salary

What: Base salary is annual fixed compensation, and is a standard element of compensation, necessary to attract and retain talent. Base salaries are the only non-variable element of Trex Company’s total compensation.

Why: Base salaries reflect each named executive officer’s responsibilities, the impact of each named executive officer’s position, and the contributions each named executive officer delivers to Trex Company.

How Determined: Salaries are determined by competitive levels in the market, based on Trex Company’s peer group and the results of executive compensation surveys, for executives with comparable responsibilities and job scope, as well as Trex Company’s internal equity considerations. Salary increases, if any, are based on individual performance, market conditions and company performance. To gauge market conditions, the compensation committee evaluates the peer group and market data compiled by its consultant. Base salaries are set following review of these data upon consideration of the named executive officer’s experience, tenure, performance, and potential.

In February 2009, the compensation committee elected to set the executive officer’s base salaries for 2009 at the same level they were in 2008.

Annual Incentive Plan Compensation

What: The annual cash bonus plan provides named executive officers with the opportunity to gain financially from the results they help to generate annually. The annual cash bonus plan provides for a cash bonus based on the achievement of annual corporate financial goals.

Why: A performance-based bonus motivates management to enhance the short-term (one fiscal year) financial results in specific targeted areas determined at the beginning of each year.

How Determined and Program Mechanics: For the CEO, the cash bonus for the 2008 fiscal year was based 80% on achievement of Trex Company’s planned earnings per share, or “EPS” and 20% on personal goals, which the compensation committee set as the achievement of Trex Company’s planned free cash flow for the 2008 fiscal year. For the other named executive officers, the bonus was based 100% on achievement of Trex Company’s EPS target.

The performance metrics of Trex Company’s planned EPS and free cash flow for the 2008 fiscal year are strongly related to the creation of total stockholder value. Both the EPS and free cash flow targets for 2008 were set at a level that represented significant growth over 2007. The minimum thresholds for any payment under both the EPS and cash flow elements of the cash bonus plan for 2008 were 50% of the respective targets.

Target awards were expressed as a percentage of the named executive officer’s base salary. Cash bonus targets for 2008 were 80% for the CEO, and 55% to 60% for the other named executive officers, depending on the named executive officer’s grade level. The total award to any single named executive officer was capped at 200% of the named executive officer’s targeted percentage of salary.

Because the company’s actual EPS and free cash flow for the 2008 fiscal year substantially exceeded the respective targets, cash bonuses for 2008 to the executive officers were paid at 200% of target.

The compensation committee has modified the 2009 cash bonus plan for all executive officers so that the bonus will be 75% based upon planned EPS for 2009 and 25% based upon planned free cash flow for 2009. The compensation committee also modified the cash bonus targets for the named executive officers, which are expressed as a percentage of the named executive officer’s base salary. For the 2009 cash bonus plan, the targets will be 100% for the CEO, and 60% to 70% for the other named executive officers, depending on the named executive officer’s grade level. The total award to any single named executive officer is capped at 200% of the named executive officer’s targeted percentage of salary.

Long-Term Compensation Elements

We believe that long-term compensation elements provide appropriate motivational tools to achieve certain long-term company goals. The long-term equity incentive program is designed to align named executive officers’ interests with those of stockholders, motivate the named executive officer team to achieve key financial goals and reward superior performance. The design of the program helps to reduce turnover and to retain the knowledge and skills of Trex Company’s valued employees. In structuring the amount of long-term equity incentive awards, the compensation committee seeks to balance such awards and the interests of Trex Company’s stockholders under a policy that moderates the dilutive effects of annual equity-based awards against the need to provide attractive and competitive incentive compensation.

The performance of Trex Company also will significantly affect the value of long-term incentive awards to executives. SARs, one of the components of Trex Company’s long-term incentive compensation, will have value only if Trex Company’s stock price increases above the grant price. The remaining component of Trex Company’s long-term incentive compensation, time-based restricted shares, will be of greater value if Trex Company performs well and its stock price increases.

The overall mix of long-term incentive awards in 2008 was 50% SARs and 50% restricted shares for named executive officers.

The total target long-term incentive award for 2008 was expressed as a percentage of the named executive officer’s base salary, and was 200% for the CEO and 115% to 135% for the other named executive officers, depending on the officer’s grade level. The compensation committee retains discretion to adjust the target percentage award based upon each named executive officer’s current performance and anticipated future contribution to Trex Company’s results, as well as upon the amount and terms of equity-based awards previously granted to the named executive officer by Trex Company.

This portfolio of long-term equity instruments serves to provide a strong incentive to increase the share price through the SARs, a strong retention focus through time-based restricted shares, and a more moderate dilutive impact than providing only SARs, in that use of full-value vehicles such as restricted shares requires fewer shares to provide equivalent value to the executives.

The compensation committee believes that the approach for the 2008 grants of long-term incentive compensation builds upon its pay-for-performance philosophy and incorporates the growing prevalence in the marketplace of an incentive approach that provides a balance between different long-term incentive vehicles. Further, the grant of restricted shares is intended to create greater alignment between the interests of stockholders and management by providing senior management with direct ownership in Trex Company, including the downside risk to the value of the equity, and also serves as a retention incentive. In this way, the restricted shares provide additional and different incentives than the SARs granted to named executive officers.

In 2008, the compensation committee approved changes to the long-term equity incentive program to condition the payment of equity awards in 2009 on the attainment of a company performance target. With respect to awards made in 2009, the amount of awards paid to a participant was determined by multiplying the participant’s applicable target bonus by a performance percentage, which was calculated based on the extent to which the planned company performance objective for 2008 was achieved. With respect to awards made in 2009, the company performance objective was planned EPS for 2008, and no awards would be made unless Trex Company achieved 50% of its EPS target, and the total award was capped at 100% of target. Because the company’s actual EPS for the 2008 fiscal year exceeded the target, equity awards were made in February 2009 at 100% of target. The target levels for the 2009 grants were the same as in 2008; 200% for the CEO and 115% to 135% for the other named executive officers, depending on the officer’s grade level, and the overall mix of long-term incentive awards granted in 2009 was 50% SARs and 50% restricted shares. With respect to grants to be made in 2010, the award of restricted shares will be conditional upon attainment of a certain EPS target for 2009, but the award of SARs will not be conditional upon the attainment of any company performance target.

The compensation committee regularly makes its yearly long-term equity incentive grants to named executive officers at its February meeting, with the grant date being the date of the compensation committee meeting at which such equity grants are approved. Trex Company does not time the grant of equity awards in coordination with the release of material non-public information.

Stock Appreciation Rights (SARs)

What: SARs are grants which, upon exercise, give the holder the right to receive the net appreciation in market value of a specified number of shares of our common stock over a base price. Upon exercise, the net appreciation over the base price is settled in an equivalent number of common shares valued on the exercise date. SARs are similar to stock options but are less dilutive because only a net number of shares are issued. With respect to SARs, the grant price is the closing market price of Trex Company’s common stock on the New York Stock Exchange on the grant date.

Why: SARs motivate executive efforts to achieve results that produce long-term increases (up to 10 years) in common stock market price, because, if the stock price does not increase, the award has no value.

How Determined: The number of SARs issued is based on the approved target dollar amount of SARs to be awarded, divided by the value of one SAR, which is equal to the Black-Scholes value of an equivalent stock option.

Program Mechanics: Trex Company grants SARs at a price equal to the fair market value of Trex Company’s common stock on the date of the grant. The three-year SAR vesting period, in which one-third of the award vests on each anniversary of the grant date until fully vested, encourages named executive officers to work with a long-term view of Trex Company’s performance and reinforces their long-term affiliation with Trex Company. Named executive officers also receive value in the SAR grants only when the share price increases above the grant price, which strengthens their alignment with stockholder interests. The Summary Compensation Table below includes the SAR grants to the named executive officers approved by the compensation committee in 2008.

Restricted Shares

What: Restricted shares are Trex Company common stock that cannot be sold or transferred during the vesting period. The restricted shares each have a three-year vesting period, vesting one-third each year.

Why: Restricted shares facilitate retention by providing guaranteed in-the-money value if the named executive officer remains with Trex Company over the vesting period. In addition, time-vested restricted stock provides immediate alignment with stockholders through current stock ownership. The value of current stock ownership may rise or fall and therefore can be more effective and provide a more immediate retention tool than the possibility of long-term future rewards.

How Determined: The number of restricted shares issued is based on the approved target dollar amount of restricted stock to be awarded, divided by the value of one share of time-vested restricted stock.

Program Mechanics: The Summary Compensation Table below includes the restricted share grants to the named executive officers approved by the compensation committee in 2008.

Exceptions to Long-Term Incentive Grants

Nearly all of the long-term incentive grants are determined and granted by the compensation committee at its February meeting. However, certain exceptions to this policy exist, with respect to the new hire of an executive officer, with the grant date being the hiring date, and with respect to extraordinary retention awards of restricted shares. In January 2008, a grant of restricted shares was made to certain officers of Trex Company, including Mr. Gupp, to help ensure their retention.

Perquisites

What: Trex Company maintains a limited number of benefit programs available to its named executive officers. The perquisites and benefits offered to the named executive officers in 2008 include a monthly company car allowance, country club memberships for the CEO, a company-paid housing allowance for one named executive officer, and supplemental disability reimbursement for one named executive officer.

Why: The compensation committee believes that the benefits Trex Company and the named executive officers derive from these benefits more than offset their costs to Trex Company. The personal benefits are considered to constitute a part of Trex Company’s overall program and are presented in this light as part of the total compensation package approved by the compensation committee at the time of an executive officer’s hiring or promotion, as part of the compensation committee’s review of each named executive officer’s annual total compensation, and in compensation discussions with named executive officers.

How Determined: The compensation committee oversees the design, implementation and administration of all Trex Company benefit programs. The amounts relating to these perquisites are disclosed in the footnotes to the Summary Compensation Table below. The compensation committee, with the assistance of its consultant, periodically reviews the cost and prevalence of these programs to ensure they are in line with competitive practices and are warranted based upon business needs and the contributions of the named executive officers.

Program Mechanics: The monthly company car allowance is $750 for named executive officers. (Beginning in 2009, the car allowance was increased to $1,000 for the CEO only.) The country club memberships for the CEO included payment of an annual membership at a local country club in order to promote good community and business relationships. Pursuant to Mr. Kaplan’s employment agreement, Trex Company provided Mr. Kaplan housing in Winchester, Virginia for up to one year from his employment commencement date, which was January 7, 2008. Additional information about these perquisites can be found in the All Other Compensation Table below.

Does Trex Company have Severance or Change-in-Control Agreements with its named executive officers?

Trex Company entered into change-in-control agreements with the named executive officers to provide certain payments to the officers upon a termination following a change in control, which we refer to as a “double trigger.” Change-in-control agreements are designed to protect executives in the event of a change in control, and provide security for executives against sudden or arbitrary termination in connection with a change in control. The agreements promote retention of high-performing individuals and also assist in recruiting and retaining key employees by providing competitive arrangements. The provisions of each severance agreement were determined by analysis of peer group and market trends and practices and are set at competitive levels with industry practice.

For a discussion of these arrangements, including the estimated quantification of these amounts, see the Elements of Post Termination Compensation discussion following this Compensation Discussion and Analysis.

How do our decisions regarding each element affect decisions regarding the other elements?

The compensation committee considers total cash and equity compensation when setting the compensation of executive officers. In doing so, the compensation committee considers the retention value of the long-term equity currently held by the executive. Based on this review, the compensation committee may decide to adjust one or more elements of an executive’s total compensation. The compensation committee aims to provide competitive total direct compensation and assesses an executive’s total compensation package when looking at the executive’s competitive standing relative to the market. Additionally, the compensation committee seeks to provide a competitive compensation mix, with discretion depending on factors deemed relevant to the compensation committee, such as individual performance, internal equity, and historical pay practices. Certain compensation decisions may specifically affect other elements of compensation. For example, because potential cash bonus and long term incentive payouts are based on the executive’s base salary, increases in base salary also increase the amount of such payouts.

What are the tax and accounting considerations that factor into decisions regarding executive compensation?

We consider tax and accounting implications in determining our compensation programs.

Policy on Deductibility of Named Executive Officer Compensation. In evaluating compensation program alternatives, the compensation committee considers the potential impact on Trex Company of Section 162(m) of the Internal Revenue Code. Section 162(m) eliminates the deductibility of compensation over $1 million paid to the CEO and three other most highly-compensated named executive officers (other than the CFO), excluding “performance-based compensation.” Compensation programs generally will qualify as performance-based if compensation is based on pre-established objective performance targets, the programs’ material features have been approved by stockholders, and there is no discretion to increase payments after the performance targets have been established for the performance period.

To the extent a named executive officer would otherwise earn over $1 million in compensation in any calendar year, the compensation committee will endeavor to maximize deductibility of compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including, but not limited to, tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by officers regarding stock options) that are beyond the control of either the compensation committee or Trex Company. In addition, the compensation committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives and fit within the compensation committee’s guiding principles. Finally, based on the amount of deductions Trex Company can take each year, the actual impact of the loss of deduction for compensation paid to the CEO and the other three most highly compensated executives over the $1 million limitation may be small and have a de minimis impact on Trex Company’s overall tax position. For all of the foregoing reasons, the compensation committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The compensation committee will consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility.

Internal Revenue Code Section 409A. The compensation committee has reviewed all of Trex Company’s compensation plans and programs to ensure that they are compliant with Section 409A of the Internal Revenue Code and the relevant Treasury Resolutions, and has determined that they are compliant.

Impact of SFAS 123R. SFAS 123R is one factor that Trex Company considers in the design of its long-term equity incentive programs, with the others being the link to the performance that each vehicle provides, the degree of upside leverage and downside risk inherent in each vehicle, the impact on dilution and overhang that the vehicles have, and the role that each vehicle has in the attraction, retention, and motivation of our executive and key employee talent. Trex Company monitors its SFAS 123R expense to ensure that it is reasonable. Expense will not be the most important factor in making decisions about our long-term incentive plans.

Report of the Compensation Committee

The compensation committee of the Trex Company, Inc. board of directors has reviewed and discussed with Trex Company’s management the Compensation Discussion and Analysis above, and recommended to the board of directors that the Compensation Discussion and Analysis be included in Trex Company’s 2009 proxy statement and incorporated by reference in Trex Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE COMPENSATION COMMITTEE

William F. Andrews, Chairman

Jay M. Gratz

Frank H. Merlotti, Jr.

Patricia B. Robinson

The following tables, narrative and footnotes discuss the compensation of our Chief Executive Officer, Chief Financial Officer, our two other most highly compensated executive officers, and a former Chief Executive Officer, a former Interim Chief Financial officer and a former executive officer, during 2008. These individuals were the only executive officers of Trex Company during 2008 for whom this information is required under SEC rules.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	SAR Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Ronald W. Kaplan (5)	2008	480,770	200,000	199,778	333,333	800,000	—	236,527	2,250,408
President and Chief Executive Officer

James E. Cline (6)	2008	201,923	—	33,713	80,625	250,000	—	149,438	715,699
Vice President and Chief Financial Officer

F. Timothy Reese (7)	2008	209,711	50,000	30,343	69,907	270,000	—	182,210	812,171
Vice President, Operations

William R. Gupp (8)	2008	225,000	—	183,330	81,908	247,500	—	31,298	769,036
Vice President and General Counsel

Harold F. Monahan (9)	2008	71,292	—	9,558	28,336	—	—	137,667	246,853
Former Executive	2007	331,000	—	127,972	110,615	—	—	54,788	624,375
Vice President, Materials & Engineering	2006	330,112	—	231,642	68,498	—	—	46,128	676,380

Andrew U. Ferrari (10)	2008	19,231	—	—	—	—	—	124,650	143,881
Non-Employee	2007	467,885	—	80,125	350,493	—	—	40,933	939,436
Chairman, Former Chief Executive Officer	2006	448,792	—	—	290,856	—	—	32,568	772,216

Anthony J. Cavanna (11)	2008	—	—	—	—	—	—	80,595	80,595
Former Interim Chief	2007	326,923	—	232,949	796,008	—	—	212,958	1,568,838
Financial Officer, Former Director	2006	498,658	—	—	331,704	—	—	26,970	857,332

(1)	The amounts in the “Stock Awards” column reflect the dollar amount recognized for financial statement reporting purposes for each respective year for each named executive officer, in accordance with SFAS 123R, assuming no forfeitures. The amounts include awards granted in and prior to 2008, 2007 and 2006, respectively. Assumptions used in the calculation of these amounts are included in note 9 to Trex Company’s audited financial statements in the Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, or the “2008 Form 10-K.”

(2)	The amounts in the “SAR Awards” column reflect the dollar amount of awards recognized for financial statement reporting purposes for each respective year for each named executive officer, in accordance with SFAS 123R, assuming no forfeitures. The amounts include awards granted in and prior to 2008, 2007 and 2006, respectively. Assumptions used in the calculation of these amounts are included in note 9 to Trex Company’s audited financial statements in the 2008 Form 10-K.

(3)	See “Compensation Discussion and Analysis” and the Grants of Plan-Based Awards Table below for additional information on these awards. Executive officers did not receive any non-equity annual incentive compensation for 2007 or 2006.

(4)	See the All Other Compensation table below for additional information on these amounts for 2008.

(5)	Mr. Kaplan became Trex Company’s President and Chief Executive Officer effective on January 1, 2008. Therefore, there is no summary compensation data available for fiscal years 2006 and 2007. The $200,000 bonus reflects Mr. Kaplan’s sign-on bonus awarded in conjunction with the beginning of his employment.

(6)	Mr. Cline became Trex Company’s Vice President and Chief Financial Officer, effective on March 18, 2008. Therefore, there is no summary compensation data available for fiscal years 2006 and 2007.

(7)	Mr. Reese became Trex Company’s Vice President, Operations, effective on February 5, 2008. Therefore, there is no summary compensation data available for fiscal years 2006 and 2007. The $50,000 bonus reflects Mr. Reese’s sign-on bonus awarded in conjunction with the beginning of his employment.

(8)	Mr. Gupp became a named executive officer of Trex Company in 2008. Therefore, fiscal year 2008 is the first year that summary compensation data is reportable hereunder.

(9)	Mr. Monahan resigned as Trex Company’s Executive Vice President, Materials & Engineering, effective March 10, 2008.

(10)	Mr. Ferrari resigned as Trex Company’s Chief Executive Officer, effective January 1, 2008, and began receiving director fees as a non-employee Chairman of the Board as of January 2, 2008.

(11)	Mr. Cavanna was retained on a contractual basis as Interim Chief Financial Officer as of September 10, 2007. Mr. Cavanna resigned as Interim Chief Financial Officer as of March 18, 2008. Mr. Cavanna served as a member of the board until his retirement on May 7, 2008.

ALL OTHER COMPENSATION TABLE

	401(k) Matching Contri- bution ($) (1)	Club Member- ship ($) (2)	Housing Allow- ance ($) (3)	Relocation Costs ($) (4)	Car Allow- ance ($) (5)	Money Purchase Pension Plan ($) (6)	Supple- mental Executive Long- Term Disability ($)	Unused Vacation Payout ($) (7)	Consulting Fees ($) (8)	Director Compen- sation ($) (9)	Total Other Compen- sation ($)
Ronald W. Kaplan	11,539	8,807	—	207,181	9,000	—	—	—	—	—	236,527
James E. Cline	3,479	—	—	138,459	7,500	—	—	—	—	—	149,438
F. Timothy Reese	4,058	—	—	169,901	8,250	—	—	—	—	—	182,210
William R. Gupp	13,336	—	—	—	9,000	8,962	—	—	—	—	31,298
Harold F. Monahan	3,633	—	3,220	—	5,897	9,000	635	29,281	86,000	—	137,667
Andrew U. Ferrari	278	—	—	—	—	9,000	—	57,692	—	57,680	124,650
Anthony J. Cavanna	—	—	—	—	—	—	—	—	71,528	9,067	80,595

(1)	Represents company matching contributions to Trex Company’s 401(k) plan. Effective December 31, 2007, Trex Company matches up to 6% of an employee’s annual salary, not to exceed the limitations imposed under the rules of the Internal Revenue Service. (Prior to December 31, 2007, Trex Company contributed up to 2% of an employee’s annual salary, not to exceed the limitations imposed under the rules of the Internal Revenue Service.)

(2)	Represents the cost of annual country club dues for Mr. Kaplan.

(3)	Represents the cost of a company-leased apartment of $2,200 and reimbursement of associated state and federal taxes of $1,020.

(4)	Represents the cost of relocation and home purchase related expenses for Messrs. Kaplan, Cline, and Reese of $160,224, $114,119, and $123,926, respectively, and reimbursement of associated state and federal taxes of $46,957, $24,340, and $45,975, respectively.

(5)	Represents the cost of company automobile allowance for Messrs. Kaplan, Cline, Reese, and Gupp. Mr. Monahan was provided a vehicle lease of $4,015 and reimbursement of associated state and federal taxes of $1,882.

(6)	Represents company contributions in 2008 for the 2007 calendar year to Trex Company’s defined contribution money purchase pension plan of 4% of an employee’s annual salary, not to exceed the limitations imposed under the rules of the Internal Revenue Service. Effective December 31, 2007, Trex Company’s defined contribution money purchase pension plan was merged into Trex Company’s 401(k) plan.

(7)	Represents compensation for unused vacation time payable pursuant to the termination of Mr. Monahan’s and Mr. Ferrari’s employment.

(8)	Represents fees earned in conjunction with Mr. Monahan’s consulting engagement with Trex Company and in conjunction with Mr. Cavanna’s consulting engagement as Interim Chief Financial Officer.

(9)	Represents compensation earned in service as a member of the Trex Board of Directors, details of which can be found in the Director Compensation section of this filing.

GRANTS OF PLAN-BASED AWARDS

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Awards: Number of Securities Underlying SARs (#) (2)	Exercise or Base Price of SAR Awards ($/Sh)	Grant Date Fair Value of Stock and SAR Awards ($) (3)
Ronald W. Kaplan	—	100,000	400,000	800,000
	1/7/2008								183,727	8.80	700,000
	5/7/2008								128,866	9.14	500,000
	1/7/2008							34,091			299,660
	5/7/2008							54,705			499,457

James E. Cline	—	37,500	150,000	300,000
	3/3/2008								51,764	7.52	168,751
	5/7/2008								43,492	9.14	168,749
	5/7/2008							18,463			168,567

F. Timothy Reese	—	37,500	150,000	300,000
	2/5/2008								36,444	8.20	129,376
	5/7/2008								39,143	9.14	151,875
	5/7/2008							16,617			151,713

William R. Gupp	—	30,938	123,750	247,500
	5/7/2008								33,344	9.14	129,375
	1/8/2008							10,000			77,900
	5/7/2008							14,155			129,235

Harold F. Monahan (4)	—	53,787	215,150	430,300

Andrew U. Ferrari (5)	—	100,000	400,000	800,000

Anthony J. Cavanna (6)	—	—	—	—	—	—	—	—	—	—	—

(1)	Represents threshold, target and maximum payout levels under the annual non-equity incentive plan (annual cash bonus plan) for 2008 performance. Additional information regarding the design of the annual cash bonus plan, including a description of the performance-based conditions applicable to 2008 awards, is included in the Compensation Discussion and Analysis section of this proxy statement.

(2)	Grants vest ratably over three years. SARs vest 100% at retirement.

(3)	Represents the grant date fair value of the award determined in accordance with SFAS 123R, assuming no forfeitures. Assumptions used in the calculation of these amounts are included in note 9 to Trex Company’s audited financial statements in the 2008 Form 10-K.

(4)	Reflects Mr. Monahan’s target bonus prior to retirement. Mr. Monahan did not receive any non-equity incentive plan payout for the 2008 fiscal year performance due to his retirement.

(5)	Reflects Mr. Ferrari’s target bonus prior to retirement. Mr. Ferrari did not receive any non-equity incentive plan payout for the 2008 fiscal year performance due to his retirement. Mr. Ferrari did not receive any plan-based awards in conjunction with his employment with the Company in 2008. However, he did receive SAR grants in conjunction with his service as Director, details of which can be found in the Director compensation section.

(6)	Mr. Cavanna was not an employee of Trex Company during 2008, and was therefore not eligible for non-equity incentive compensation. Mr. Cavanna did not receive any plan-based awards in conjunction with his position as interim chief financial officer with the Company in 2008. However, he did receive SAR grants in conjunction with his service as Director, details of which can be found in the Director compensation section.

OUTSTANDING EQUITY AWARDS AT FISCAL-YEAR END

	Option / SAR Awards						Stock Awards
Name and Grant Date	Number of Securities Underlying Unexercised Options / SARs Exercisable (#)	Number of Securities Underlying Unexercised Options / SARs Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options / SARs (#)	Option / SAR Exercise Price ($)	Option / SAR Expiration Date (1)	Number of Shares of Stock Not Vested (#)		Market Value of Shares of Stock Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Ronald W. Kaplan
1/7/2008	—	183,727	(3)	—	8.80	1/7/2018	—		—	—	—
5/7/2008	—	128,866	(3)	—	9.14	5/7/2018	—		—	—	—
1/7/2008	—	—		—	—	—	34,091	(3)	561,138	—	—
5/7/2008	—	—		—	—	—	54,705	(3)	900,444	—	—

James E. Cline
3/3/2008	—	51,764	(3)	—	7.52	3/3/2018	—		—	—	—
5/7/2008	—	43,492	(3)	—	9.14	5/7/2018	—		—	—	—
5/7/2008	—	—		—	—	—	18,463	(3)	303,901	—	—

F. Timothy Reese
2/5/2008	—	36,444	(3)	—	8.20	2/5/2018	—		—	—	—
5/7/2008	—	39,143	(3)	—	9.14	5/7/2018	—		—	—	—
5/7/2008	—	—		—	—	—	16,617	(3)	273,516	—	—

William R. Gupp
5/21/2001	16,000	—		—	28.90	5/21/2011	—		—	—	—
2/21/2002	3,953	—		—	20.00	2/21/2012	—		—	—	—
2/21/2002	8,559	—		—	20.00	2/21/2012	—		—	—	—
2/25/2003	2,896	—		—	35.95	2/25/2013	—		—	—	—
2/19/2004	4,475	—		—	38.51	2/19/2014	—		—	—	—
3/9/2005	1,466	—		—	46.71	3/9/2015	—		—	—	—
3/9/2005	2,000	—		—	46.71	3/9/2015	—		—	—	—
2/8/2006	6,000	3,000	(3)	—	24.17	2/8/2016	—		—	—	—
2/21/2007	2,306	4,610	(3)	—	25.37	2/21/2017	—		—	—	—
5/7/2008	—	33,344	(3)	—	9.14	5/7/2018	—		—	—	—
1/8/2007	—	—		—	—	—	10,199	(3)	167,876	—	—
2/21/2007	—	—		—	—	—	1,995	(3)	32,838	—	—
1/8/2008	—	—		—	—	—	10,000	(3)	164,600	—	—
5/7/2008	—	—		—	—	—	14,155	(3)	232,991	—	—

Harold F. Monahan
10/1/2000	6,250	—	(4)	—	30.31	10/1/2010	—		—	—	—
2/23/2001	212	—	(4)	—	24.20	2/23/2011	—		—	—	—
2/21/2002	7,500	—	(4)	—	20.00	3/8/2011	—		—	—	—
2/21/2002	4,815	—	(4)	—	20.00	3/8/2011	—		—	—	—
2/25/2003	6,090	—	(4)	—	35.95	2/25/2013	—		—	—	—
2/19/2004	8,586	—	(4)	—	38.51	3/8/2013	—		—	—	—
3/9/2005	4,770	—	(4)	—	46.71	3/8/2013	—		—	—	—
3/9/2005	15,576	—	(4)	—	46.71	3/8/2013	—		—	—	—

	Option / SAR Awards						Stock Awards
Name and Grant Date	Number of Securities Underlying Unexercised Options / SARs Exercisable (#)	Number of Securities Underlying Unexercised Options / SARs Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options / SARs (#)	Option / SAR Exercise Price ($)	Option / SAR Expiration Date (1)	Number of Shares of Stock Not Vested (#)	Market Value of Shares of Stock Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Andrew U. Ferrari
6/30/2003	436	—	(5)	—	39.25	6/30/2013	—	—	—	—
7/24/2003	500	—	(5)	—	37.29	7/24/2013	—	—	—	—
10/1/2003	278	—	(5)	—	31.05	10/1/2013	—	—	—	—
1/1/2004	233	—	(5)	—	37.35	1/1/2014	—	—	—	—
4/1/2004	261	—	(5)	—	33.45	4/1/2014	—	—	—	—
7/2/2004	237	—	(5)	—	37.36	7/2/2014	—	—	—	—
7/27/2004	2,000	—	(5)	—	43.47	7/27/2014	—	—	—	—
10/1/2004	239	—	(5)	—	45.30	10/1/2014	—	—	—	—
1/4/2005	209	—	(5)	—	52.31	1/4/2015	—	—	—	—
4/1/2005	354	—	(5)	—	44.41	4/1/2015	—	—	—	—
7/1/2005	630	—	(5)	—	25.70	7/1/2015	—	—	—	—
7/21/2005	2,000	—	(5)	—	25.44	7/21/2015	—	—	—	—
10/3/2005	417	—	(5)	—	24.00	10/3/2015	—	—	—	—
4/1/2008	4,558	—	(5)	—	8.28	4/1/2018	—	—	—	—
7/1/2008	2,860	—	(5)	—	11.11	7/1/2018	—	—	—	—
10/1/2008	1,784	—	(5)	—	16.94	10/1/2018	—	—	—	—

Anthony J. Cavanna
7/27/2004	1,000	—	(6)	—	43.47	5/7/2013	—	—	—	—
7/21/2005	2,000	—	(6)	—	25.44	5/7/2013	—	—	—	—
2/8/2006	68,667	34,333		—	24.17	2/8/2016	—	—	—	—
2/21/2007	11,385	22,768		—	25.37	2/21/2017	—	—	—	—
7/22/2008	802	—	(6)	—	10.61	5/7/2013	—	—	—	—
2/21/2007	—	—		—	—	—	9,854	162,197	—	—

(1)	The term of each SAR / stock option is ten years. (With respect to grants under the 2005 Stock Incentive Plan, the term is extended by one year if the grantee dies in the tenth year of the term.)

(2)	The value is calculated based on the $16.46 closing price of Trex Company’s common stock on the New York Stock Exchange on December 31, 2008, the last market trading day of the year, times the number of shares that are unvested.
(3)	Vests in three equal annual installments beginning on the first anniversary of grant date.

(4)	These awards remain outstanding, as Mr. Monahan retired at age 62 with more than seven years of service on March 31, 2008, therefore qualifying for retirement treatment under the 1999 Amended and Restated Stock Option and Incentive Plan. (Retirement was defined under the 1999 Plan as either age 65 or age 55 with five years service, and is now defined under the 2005 Stock Incentive Plan as age 65 only.)

(5)	These awards are compensation for Mr. Ferrari’s service as a Director. These awards expire at the earlier of 5 years after retirement from the board or their 10-year contractual term.

(6)	These awards are compensation for Mr. Cavanna’s service as a Director. These awards expire at the earlier of 5 years after retirement from the board or their 10-year contractual term.

2008 OPTION / SAR EXERCISES AND STOCK VESTED

	Option /SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
Ronald W. Kaplan	—	—	—	—
James E. Cline	—	—	—	—
F. Timothy Reese	—	—	—	—
William R. Gupp (1)	—	—	6,374	48,935
Harold F. Monahan (2)	—	—	3,161	22,770
Andrew U. Ferrari	—	—	—	—
Anthony J. Cavanna	—	—	—	—

(1)	The amount shown for “Stock Awards” reflects 5,100 restricted shares that vested on January 8, 2008 at a price of $7.80, 998 restricted shares that vested on February 21, 2008 at a price of $7.31, and 276 restricted shares that vested on March 9, 2008 at a price of $6.97.

(2)	The amount shown for “Stock Awards” reflects 2,262 restricted shares that vested on February 21, 2008 at a price of $7.31, and 899 restricted shares that vested on March 9, 2008 at a price of $6.97.

(3)	The value is calculated based on the closing price of Trex Company common stock on the date of vesting (as set forth above), times the number of vested shares.

Equity Compensation Plan Information

The following table sets forth the following information as of December 31, 2008 for (1) all equity compensation plans previously approved by Trex Company’s stockholders and (2) all equity compensation plans not previously approved by Trex Company’s stockholders:

•	the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

•	the weighted average exercise price of such outstanding options, warrants and rights; and

•	other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

Plan category	Number of securities to be issued upon exercise for outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	1,177,726	(2)	$16.80	1,383,453	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	1,177,726	(2)	$16.80	1,383,453	(3)

(1)	Consists of the Trex Company, Inc. 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”), the Trex Company, Inc. Amended and Restated 1999 Incentive Plan for Outside Directors (the “Outside Directors Plan”) and the Company’s 1999 Employee Stock Purchase Plan.

(2)	Excludes 346,308 shares of restricted stock outstanding under the 2005 Stock Incentive Plan as of December 31, 2008 and 37,806 performance shares outstanding as of December 31, 2008.

(3)	Represents 1,214,749 shares remaining available for future issuance under the 2005 Stock Incentive Plan and 168,704 shares remaining available for future issuance under the 1999 Employee Stock Purchase Plan. Shares of common stock issuable under the Outside Director Plan are issued pursuant to the 2005 Stock Incentive Plan.

Elements of Post Termination Compensation

In light of competitive market practices, based on the findings in a study completed by the compensation committee’s independent consultant, the compensation committee has approved change-in-control severance agreements for the CEO and the other named executive officers. The agreements are intended to help retain these named executive officers, maintain a stable work environment and provide economic security to certain key employees in the event of termination of their employment in connection with a change in control.

Pursuant to these agreements, if, within the period beginning 90 days before and ending two years after a “change in control” of Trex Company, the employment of the executive, which we refer to as a “covered executive,” is terminated by Trex Company (other than a termination for cause or by reason of death or disability) or if the covered executive terminates his employment for “good reason” , the covered executive will receive severance benefits. For this purpose, “good reason” includes events specified in the agreement, including a material and adverse change in the covered executive’s status or position with Trex Company, a 10% or greater reduction in the covered executive’s base salary and targeted bonus other than as part of general reduction in executive compensation, the failure by Trex Company or any successor to continue in effect any employee benefit plan in which the covered executive is participating other than as a result of normal expiration of such plan in accordance with its terms, and the relocation of the covered executive’s office more than 50 miles from the current office and further than his then-current residence. Upon such termination, the covered executive will receive:

•

a lump-sum cash payment equal to the sum of (1) the covered executive’s accrued base salary and accrued vacation pay, plus (2) if not previously paid, the covered executive’s annual cash bonus earned for the preceding fiscal year, plus (3) the covered executive’s targeted cash bonus for the year in which the severance occurs, pro-rated based upon the number of days he was employed during such year;

•

a lump sum severance payment of 2.99 times for the CEO and 1.5 times for the other executive officers (1) the covered executive’s annual base salary (in effect immediately prior to the change in control or termination, whichever is greater) and (2) the greater of (a) the covered executive’s target annual cash bonus (for the year in which the change in control occurs or the year of the termination, whichever is greater) or (b) the covered executive’s actual annual cash bonus for the last fiscal year immediately prior to termination of employment;

•

continuation of group health and dental insurance, and group life insurance, on the same terms and conditions as though the covered executive had remained an active employee, for the longer of 18 months or until coverage is obtained from a new employer; and

•

accelerated vesting of all outstanding long-term incentive awards, including, but not limited to, stock options, stock appreciation rights, restricted shares, and performance shares (at the targeted payment level).

Notwithstanding the foregoing, each agreement includes a provision that reduces severance payments should these payments cause the employee to become subject to the excise taxes under Section 4999 or 280G of the Internal Revenue Code.

A change in control is generally defined as (1) the acquisition by any person or entity of 35% of Trex Company’s outstanding stock, (2) a merger where the stockholders of Trex Company immediately prior to the merger would not own at least 50% of the outstanding stock of Trex Company after such merger, (3) a sale of all or substantially all of the assets of Trex Company, or (4) during any two-year period, the directors in office at the beginning of such period ceasing to be a majority of the board, unless the nomination of each new director during such period was approved by at least two-thirds of the directors in office at the beginning of such period.

Mr. Kaplan’s employment agreement, dated January 1, 2008, provides for the payment of severance benefits to Mr. Kaplan if Trex Company terminates his employment without “cause” or if Mr. Kaplan resigns for “good reason.” For this purpose, “good reason” includes events specified in the agreement, including a material and adverse change in Mr. Kaplan’s status or position with Trex Company, a 10% or greater reduction in Mr. Kaplan’s base salary and targeted bonus other than as part of general reduction in executive compensation, the failure by Trex Company to continue in effect any employee benefit plan in which Mr. Kaplan is participating other than as a result of normal expiration of such plan in accordance with its terms, and the relocation of Mr. Kaplan’s office more than 50 miles from his current office and further than his then-current residence. Upon such a termination, Mr. Kaplan will be entitled to receive the following:

•

a lump-sum cash payment equal to the sum of (1) Mr. Kaplan’s accrued base salary and accrued vacation pay plus (2) if not previously paid, Mr. Kaplan’s annual cash bonus earned for the preceding fiscal year;

•

a lump-sum cash payment equal to 2 times the sum of (1) Mr. Kaplan’s base salary then in effect plus (2) an amount equal to the greater of (a) Mr. Kaplan’s targeted cash bonus for the year in which his employment terminates or (b) his actual cash bonus earned for the preceding year;

•	continued health, dental, and life insurance benefits for up to 24 months; and

•	accelerated vesting of the SARs and restricted stock granted to Mr. Kaplan upon hire pursuant to his employment agreement.

If Mr. Kaplan’s employment is terminated during a change-in-control protection period under his change-in-control severance agreement, described above, Mr. Kaplan will be entitled to receive the severance payments specified under that agreement instead of the foregoing payments under his employment agreement.

The table below reflects the amount of compensation payable to the CEO and each of Trex Company’s other named executive officers in the event of termination following a change in control of such officer’s employment, and in the case of Mr. Kaplan, termination of employment under certain conditions. The amounts shown assume that such termination was effective as of December 31, 2008 and thus includes amounts earned through such date. These figures are estimates of the amounts which would be paid to the officers upon their termination, which reflect only the value of SARs and restricted shares held by the officer that would have vested upon the change in control and termination of employment. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from Trex Company.

CHANGE IN CONTROL AND SEVERANCE COMPENSATION AS OF DECEMBER 31, 2008

Name	Cash ($)	Benefit Continuation ($)	Intrinsic Value of Equity Awards as of 12/31/08 ($) (1)	Outplacement Services ($) (2)	Benefit Reduction ($) (3)	Total Termination Benefits ($)
Ronald W. Kaplan
• Voluntary retirement	—	—	—	—	—	—
• Involuntary termination (4)	1,800,000	16,945	1,968,487	—	—	3,785,432
• Termination after change in control	3,091,000	12,709	3,812,230	20,000	-1,199,069	5,736,870

James E. Cline
• Voluntary retirement	—	—	—	—	—	—
• Involuntary termination	—	—	—	—	—	—
• Termination after change in control	750,000	7,850	1,085,033	20,000	—	1,862,883

Name	Cash ($)	Benefit Continuation ($)	Intrinsic Value of Equity Awards as of 12/31/08 ($) (1)	Outplacement Services ($) (2)	Benefit Reduction ($) (3)	Total Termination Benefits ($)
F. Timothy Reese
• Voluntary retirement	—	—	—	—	—	—
• Involuntary termination	—	—	—	—	—	—
• Termination after change in control	750,000	12,829	861,070	20,000	—	1,643,899

William R. Gupp
• Voluntary retirement	—	—	—	—	—	—
• Involuntary termination	—	—	—	—	—	—
• Termination after change in control	646,875	14,837	842,383	20,000	-81,802	1,442,293

Harold F. Monahan (5)
• Voluntary retirement	—	—	—	—	—	—

Andrew U. Ferrari (6)
• Voluntary retirement	—	—	—	—	—	—

Anthony J. Cavanna (7)
• Voluntary retirement	—	—	—	—	—	—

(1)	All stock options, SARs and restricted shares vest upon termination of employment in conjunction with a change-in-control. This value is calculated as the intrinsic value of all unvested equity awards held as of December 31, 2008 that would have vested upon a termination in conjunction with a change-in-control.

(2)	Reflects estimated outplacement services entitled to the Named Executive Officers by their change-in-control severance agreements.

(3)	To the extent that a Named Executive Officer’s change-in-control severance benefits would cause him to become subject to the excise tax imposed by Section 4999 of the Code, this value reflects the reduction of his severance benefits to the extent necessary to avoid the application of this tax, as stated in his change-in-control severance agreement. The executive has the option to elect which component(s) of the severance payment are reduced.

(4)	Mr. Kaplan’s employment agreement provides for the accelerated vesting of the SARs and restricted shares granted to him at hire upon termination by Trex Company without cause or a termination by the executive for good reason, as defined in his employment agreement.

(5)	Mr. Monahan resigned as Trex Company’s Executive Vice President, Materials & Engineering, effective March 10, 2008. He did not receive any benefits in conjunction with his termination.

(6)	Mr. Ferrari resigned as Trex Company’s Chief Executive Officer effective January 1, 2008. He did not receive any benefits in conjunction with his termination.

(7)	Mr. Cavanna was not an employee of Trex Company during 2008.

REPORT OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF TREX COMPANY, INC.

During the fiscal year ended December 31, 2008, the audit committee reviewed with Trex Company’s financial managers, the internal auditors and Ernst & Young LLP (“Ernst & Young”), Trex Company’s independent registered public accounting firm, the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation of Trex Company’s system of internal control, the quality of Trex Company’s financial reporting, and Trex Company’s process for legal and regulatory compliance. The audit committee also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for Trex Company’s system of internal control, the financial statements and the financial reporting process, and the assessment of the effectiveness of internal control over financial reporting. Ernst & Young is responsible for performing an integrated audit and issuing reports on the following: (1) Trex Company’s consolidated financial statements and (2) Trex Company’s internal control over financial reporting. As provided in its charter, the audit committee’s responsibilities include monitoring and overseeing these processes. The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management.

Consistent with this oversight responsibility, Ernst & Young reports directly to the audit committee. The audit committee appointed Ernst & Young as Trex Company’s independent registered public accounting firm and approved the firm’s compensation.

The audit committee discussed with Ernst & Young the matters required to be discussed by the New York Stock Exchange, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and the American Institute of Certified Public Accountants’ Statement on Auditing Matters No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board. In addition, the audit committee has received from Ernst & Young the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and discussed with Ernst & Young the firm’s independence from Trex Company and its management.

In reliance on the review and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, the inclusion of the audited financial statements in Trex Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Paul A. Brunner, Chairman

Jay M. Gratz

Frank H. Merlotti, Jr.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

The audit committee of the board of directors has appointed Ernst & Young LLP as Trex Company’s independent registered public accounting firm for Trex Company’s fiscal year ending December 31, 2009. The board of directors is submitting this appointment for stockholder ratification at the annual meeting.

A representative of Ernst & Young will attend the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Trex Company’s bylaws do not require that stockholders ratify the appointment of Ernst & Young as Trex Company’s independent registered public accounting firm. Trex Company is asking its stockholders to ratify this appointment because it believes such a proposal is a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young, the audit committee will reconsider whether or not to retain Ernst & Young as Trex Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of Ernst & Young is ratified by the stockholders, the audit committee may change the appointment at any time if it determines that a change would be in the best interests of Trex Company and its stockholders.

Approval of Proposal 2

Approval of this proposal will require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on such matter at the annual meeting.

The board of directors unanimously recommends that the stockholders of Trex Company vote FOR the ratification of the appointment of Ernst & Young LLP as Trex Company’s independent registered public accounting firm for the 2009 fiscal year.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

Ernst & Young LLP served as Trex Company’s independent registered public accounting firm for Trex Company’s fiscal years ended December 31, 2008 and 2007. The following sets forth the aggregate fees billed by Ernst & Young to Trex Company for fiscal years 2008 and 2007.

	2008	2007
Audit services	$850,000	$1,100,000
Audit-related services	—	—
Tax services	204,940	457,200
All other services	—	—

Total	$1,054,940	$1,557,200

The audit committee considered whether Ernst & Young’s provision of non-audit-related services is compatible with maintaining Ernst & Young’s independence.

Audit Services. Audit services include services performed by Ernst & Young to comply with generally accepted auditing standards related to the audit and review of Trex Company’s financial statements. The audit fees shown above for the 2008 and 2007 fiscal years were incurred principally for services rendered in connection with the audit of Trex Company’s consolidated financial statements and associated SEC filings, and the audit of SEC registered offerings of senior notes, the issuance of opinions on Trex Company’s internal control over financial reporting and on management’s assessment of the effectiveness of Trex Company’s internal control over financial reporting, and quarterly reviews.

Audit-Related Services. Audit-related services include assurance and related services that are traditionally performed by independent registered public accounting firms.

Tax Services. The tax fees shown above were incurred in connection with the preparation of Trex Company’s tax returns and corporate tax consultations.

Pre-Approval Policy

The audit committee pre-approves all audit and permissible non-audit services provided by Trex Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval on other than an engagement-by-engagement basis is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the audit committee regarding the extent of services provided by such firm in accordance with this pre-approval and the fees for the services performed to date. The audit committee also may pre-approve particular services on an engagement-by-engagement basis.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The audit committee has the authority to delegate pre-approval authority to a subcommittee of the audit committee consisting of one or more of its members.

All services provided to Trex Company by Ernst & Young LLP during fiscal 2008 and 2007 were pre-approved by the audit committee in accordance with this policy.

TRANSACTIONS WITH RELATED PERSONS

The Trex Company board of directors has adopted a written policy for the approval of transactions with related persons. The policy requires audit committee approval or ratification of transactions which involve more than $120,000 in which Trex Company is a participant and in which a Trex Company director, nominee for director, executive officer, greater than 5% stockholder, or an immediate family member of any of the foregoing persons has a direct or indirect material interest. In reviewing the related party transaction, the audit committee will, after reviewing all material information regarding the transaction, take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy includes standing pre-approval for the following related person transactions:

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s equity securities, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by Trex Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

•

any transaction, such as dividends paid on the common stock, in which the related person’s interest arises solely from the ownership of Trex Company’s common stock and all holders of Trex Company’s common stock received the same benefit on a pro rata basis; and

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

As reported in Trex Company’s current report on Form 8-K filed on September 11, 2007, on September 10, 2007, Anthony J. Cavanna, the Chairman of the Board, was appointed as the interim Chief Financial Officer of Trex Company. In connection with Mr. Cavanna’s service as interim Chief Financial Officer, Trex Company and Mr. Cavanna entered into a consulting agreement, which was approved by the audit committee and board of directors of Trex Company. Under the consulting agreement, which was terminated on March 18, 2008, Mr. Cavanna received consulting fees at the rate of $23,000 per calendar month, pro-rated for partial months of service. During the term of the consulting agreement, Mr. Cavanna did not receive any fees for his services as Chairman of the Board. Mr. Cavanna received approximately $126,000 in consulting fees under the consulting agreement.

As reported in Trex Company’s current report on Form 8-K filed on February 1, 2008, on February 1, 2008, Trex Company entered into a consulting agreement with Harold F. Monahan, Executive Vice President, Materials and Engineering, whose last day of employment with Trex Company was March 10, 2008. Under the consulting agreement, which was approved by the audit committee and the board of directors, Mr. Monahan provided consulting services to Trex Company between March 11, 2008 and December 31, 2008 relating to manufacturing, engineering, and raw materials. Mr. Monahan received $86,000 in consulting fees under the consulting agreement. Mr. Monahan’s consulting agreement terminated on December 31, 2008.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act, stockholder proposals to be included in the proxy statement for Trex Company’s annual meeting of stockholders in 2010 must be received by the Secretary of Trex Company at Trex Company’s offices at 160 Exeter Drive, Winchester, Virginia 22603-8605, no later than November 26, 2009. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC.

Under Trex Company’s bylaws, notice of proposals by stockholders to be brought before any annual or special meeting generally must be delivered to Trex Company no earlier than 120 days and no later than 90 days before the first anniversary of the preceding year’s annual meeting. The notice under the bylaws must include the following information: (1) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend Trex Company’s bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (2) as to the stockholder giving the notice and the beneficial owner, if any, of common stock on whose behalf the proposal is made, (a) the name and address of record of such stockholder and the name and address of such beneficial owner, (b) the class and number of shares of Trex Company’s capital stock which are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of Trex Company’s capital stock entitled to vote at such meeting and intends to appear, in person or by proxy, at the meeting to propose such business and (d) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to (A) deliver a proxy statement or form of proxy to holders of at least the percentage of Trex Company’s outstanding capital stock required to adopt the proposal or (B) otherwise solicit proxies from stockholders in support of such proposal.

The foregoing provisions of Trex Company’s bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to request inclusion of proposals in Trex Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If you and other residents at your mailing address own common stock through a broker or bank in “street name,” your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement or a Notice of Internet Availability indicating proxy materials are available on the internet for each company in which you hold shares through that broker or bank. The practice of sending only one copy of an annual report to stockholders and proxy statement or a Notice of Internet Availability is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of the Notice of Internet Availability to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New Jersey 11717 (telephone number: 1-800-542-1061). In any event, if you did not receive an individual copy of Trex Company’s annual report to stockholders or this proxy statement, and wish to do so, Trex Company will send a copy to you if you address your written request to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary, or call Trex Company at 540-542-6300. If you are receiving multiple copies of the annual report to stockholders and proxy statement or Notice of Internet Availability, you can request householding by contacting Trex Company in the same manner. Trex Company encourages you to participate in this program. It will reduce the volume of duplicate information received at your household, as well as reduce Trex Company’s expense.

OTHER MATTERS

The board of directors does not intend to present to the annual meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

Ronald W. Kaplan
President and Chief Executive Officer

Dated: March 26, 2009

					Please mark your votes as indicated in this example		☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.				THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

1. ELECTION OF DIRECTORS	FOR	WITHHOLD		2. To ratify the appointment of Ernst & Young LLP as Trex Company’s independent registered public accounting firm for the 2009 fiscal year.	FOR	AGAINST	ABSTAIN
	all nominess listed except as indicated	AUTHORITY to vote for all nominess	*EXCEPTIONS		☐	☐	☐
Nominees: 01 Frank H. Merlotti, Jr. 02 Patricia B. Robinson	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
The signature on this Proxy should correspond exactly with stockholder’s name as printed above. In the case of joint tenants, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executors, Administrator, Trustee or Guardian should give their full title.

▲    FOLD AND DETACH HERE    ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET http://www.proxyvoting.com/twp Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
Trex Company, Inc.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

45122

TREX COMPANY, INC.

160 EXETER DRIVE

WINCHESTER, VIRGINIA 22603-8605

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF TREX COMPANY, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2009 AT 9:00 A.M.

The undersigned appoints James E. Cline and William R. Gupp, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Trex Company, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 6, 2009, and at any adjournment or postponement thereof, as indicated on the reverse side. The undersigned further authorizes such proxies to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                        (Continued and to be signed on reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments
(Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

You can now access your BNY Mellon Shareowner Services account online.

Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Trex Company now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

****TRY IT OUT****

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

45122